Exhibit 10.26

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered on December 17, 2015, by and among CANNASYS, INC., a Nevada corporation ("Purchaser"), LUVBUDS, LLC, a Colorado limited liability company ("Seller") and BRETT HARRIS, an individual residing in Denver, Colorado ("Harris"). Purchaser, Seller, and Harris are each hereinafter referred to individually, as a "Party," and collectively, as the "Parties."
Recitals
A.            Seller is engaged in the business of providing its branded merchandise and other services to the regulated cannabis and non-cannabis industry through retail and wholesale sales (the "Business").
B.            Harris is the sole owner of all of the issued and outstanding membership interests in Seller.
 C.            Seller desires to sell to Purchaser substantially all of the assets of the Business and Harris desires to sell to Purchaser 70% of the issued and outstanding membership interests in the Seller (the "Membership Interests") and Purchaser desires to purchase substantially all of the assets of the Business and the Membership Interests, upon the terms and conditions set forth below.
Agreement
NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), the respective representations, warranties, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Parties agree as follows:

Article 1
Interpretation and Definitions
Section 1.01                          Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any Party. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except when the context clearly requires to the contrary: (a) all references in this Agreement to "Sections" are to the designated sections and other subdivisions of this Agreement; (b) instances of gender or entity-specific usage (e.g., "his," "her," "its," or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) the word "or" shall not be applied in its exclusive sense, unless the context otherwise requires; (d) "including" shall mean that the items listed are illustrative, without any implication that all or even most of the components are mentioned; (e) references to laws, regulations, and other governmental rules (collectively, "rules"), as well as to contracts, agreements, and other instruments (collectively, "instruments"), shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date) and shall include all successor rules and instruments thereto; (f) references to "$," "cash," or "dollars" shall mean the lawful currency of the United States; (g) unless otherwise indicated, periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; (h) references to "federal" shall be to laws, agencies, or other attributes of the United States (and not to any state or locality thereof); (i) the meaning of the terms "domestic" and "foreign" shall be determined by reference to the United States; (j) if any day specified in this Agreement for any notice, action, or event is not a business day, then the due date for such notice, action, or event shall be extended to the next succeeding business day; (k) references to "days" shall mean calendar days; references to "business days" shall mean all days other than Saturdays, Sundays, and days that are legal holidays in the state of Nevada; (l) references to monthly or annual anniversaries shall be to the actual calendar months or years at issue (without taking into account the actual number of days in any such month or year); (m) days, business days, and times of day shall be determined by reference to local time in Nevada; (n) the English language version of this Agreement and all documents or instruments delivered by any Party to the other shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; (o) whenever in this Agreement a Person is permitted or required to make a decision in its "discretion" or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it deems appropriate, in its absolute discretion; and (p) whenever in this Agreement a Person is permitted or required to make a decision in its "good faith" or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other Applicable Law.
Section 1.02                          Defined Terms. When used herein, the following terms shall have the meanings set forth below
"Acquired Assets" has the meaning specified in Section 2.03.
"Agreement" means this Asset Purchase Agreement, including all schedules and exhibits hereto, as amended, modified, supplemented, restated, or renewed from time to time.
"Applicable Law" means any domestic or foreign law, statute, regulation, rule, policy, guideline, or ordinance.
"Assigned Contracts" has the meaning specified in Section 2.03.
"Assumed Liabilities" has the meaning specified in Section 2.04.
"Authorizations" means franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations, and permits.
"CannaSys Stock" has the meaning specified in Section 2.01
"Closing" has the meaning specified in Section 2.10.
"Closing Date" has the meaning specified in Section 2.10.
"Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
"Colorado Law" means laws governing corporations under the Colorado Corporate Code, as amended.

"Confidential Information" has the meaning specified in Section 9.03(d).
"Effective Time" has the meaning specified in Section 2.10.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Excluded Assets" has the meaning specified in Section 2.04.
"GAAP" means generally accepted accounting principles in the United States.
"Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications, copyright registrations and applications, brand names, and proprietary and other technical information, technology, and software.
"Liens" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

"Material Adverse Effect" means any event, change, or effect that has or would have a materially adverse effect on the financial condition, business, or results of operations of an entity or group of entities, taken as a whole.
"Nevada Law" means laws governing corporations under the Nevada Revised Statutes, as amended.
 "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity, or group.
"Purchaser" means CannaSys, Inc., a Nevada corporation.
"Purchaser Disclosure Schedules" has the meaning specified in Article 4.
"Purchaser Representatives" has the meaning specified in Section 9.03(b).
 "Required Consents" has the meaning specified in Section 3.08.
"Retained Liabilities" has the meaning specified in Section 2.05.
"SEC" means the United States Securities and Exchange Commission.
"SEC Reports" has the meaning specified in Section 4.07(a).
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Seller" means Luvbuds, LLC, a Colorado limited liability company
"Seller Disclosure Schedules" has the meaning specified in Article 3.
"Seller Financial Statements" has the meaning specified in Section 3.08.
"Seller Representatives" has the meaning specified in Section 9.03(a).

"Tax" (and, with correlative meanings, "Taxes" and "Taxable") means:
(a)            any income tax; alternative or add-on minimum tax; gross receipts tax; sales tax; use tax; ad valorem tax; transfer tax; franchise tax; profits tax; license tax; withholding tax; payroll tax; employment tax; excise tax; severance tax; stamp tax; occupation tax; property tax; environmental or windfall profit tax; custom, duty or other tax; impost; levy; governmental fee; or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign);
(b)            any liability for the payment of any amounts of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any Taxable period; and
(c)            any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person.
"Tax Return" means any return, report, declaration, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
Article 2
Acquisition of Assets; Purchase and Sale of Membership Interest
Section 2.01                          Purchase and Sale of Membership Interest. On the Closing Date (as hereinafter defined) and subject to the terms and conditions of this Agreement, Harris shall sell, and deliver to Purchaser, and Purchaser shall purchase from Harris the Membership Interests in exchange for (a) 300,000 of Purchaser's restricted common stock ("CannaSys Stock") and (b) $25,000 in cash. The payment of the cash may be deferred until Purchaser completes its next capital raise of $200,000 or more, but no later than February 28, 2016, unless the payment date is extended by mutual agreement of the Parties.
Section 2.02                          Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall irrevocably sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title, and interest, as applicable, in and to all of the Acquired Assets (as defined in Section 2.03 below) but excluding the Excluded Assets (as defined in Section 2.04 below) in each case, at and as of the Closing Date, free and clear of all Liens.
Section 2.03                          Acquired Assets. Subject to Section 2.04, the "Acquired Assets" shall consist of all of the assets of Seller that are listed on Exhibit A, and, other than the Excluded Assets, all assets of Seller, including the following:
(a)            all contracts listed on Exhibit A (the "Assigned Contracts").
(b)            all Seller's Intellectual Property relating to the Acquired Assets.
(c)            all trade accounts receivables and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment and any claim, remedy, or other right related to any of the foregoing arising after the Closing Date.

(d)            all of the Seller's books, records, papers, and instruments, or whatever nature and wherever located, that related to Seller's business and the Acquired Assets or that are required or necessary in order for Purchaser to conduct the business from and after the Effective Time.
(e)            all permits that are held by Seller and required for the conduct of Seller's business as currently conducted or for the ownership and use of the Acquired Assets.
(f)            all prepaid expenses, credits and advanced payments, including prepaid advertising, prepaid supplies, prepaid postage, prepaid equipment maintenance, claims for refunds and rights to offset, and other deposits, charges, sums, and fees (but specifically excluding prepaid income Taxes and income Taxes receivables), in each case, to the extent applicable to the Acquired Assets from and after the Closing and with respect to which Purchaser will receive the benefit.
(g)            all deferred advertising of Seller and all current and historical sales and promotional literature of Seller, including premium or promotional pamphlets or items and brochures, catalogs, samples, historical and current media advertising, historical and current print advertising and all artwork relating to sales and promotional literature, including all of Seller's rights with respect to copyrights in such materials.
(h)            all of Seller's rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Acquired Asset and any claims of Seller against third parties relating to any Acquired Asset, whether known or unknown, fixed or contingent.
(i)            all proprietary supplies designed for the Acquired Assets located with a third-party provider.
(j)            all right, title, and interest of Seller and any of its affiliates in, to, and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Acquired Assets Acquired Assets, or the Assumed Liabilities, and any and all goodwill of the Seller that is associated with, or related to, the Acquired Assets.
(k)            all of the Seller's right, title, and interest in all other or additional privileges, rights, interests, properties, and assets of the Seller of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of and operation of the Acquired Assets.
Schedules setting forth the Acquired Assets, including the categories listed above will be attached as exhibits to the Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale") in substantially the form attached hereto as Exhibit B.
Section 2.04                          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following specified rights, properties, claims, and assets shall be retained by Seller and shall be excluded from the Acquired Assets (collectively, the "Excluded Assets"). The Excluded Assets shall be:
(a)            cash, cash equivalents, and accounts receivable as of the Closing Date; and
(b)            all liabilities of the Seller existing as of the Closing Date.

Section 2.05                          Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge the following obligations and liabilities of Seller with respect to the Acquired Assets, in accordance with their respective terms and subject to the respective conditions thereof (the "Assumed Liabilities"):
(a)            All those liabilities and obligations of Seller expressly set forth on Exhibit C attached hereto and incorporated herein by reference; and
(b)            All liabilities and obligations of Seller to be paid or performed after the Closing Date under the leases, contracts and other agreements relating to the Acquired Assets.
Section 2.06                          Retained Liabilities. Except as otherwise expressly provided in Section 2.05, Purchaser shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of Seller or any of its Affiliates whatsoever, whether, accrued, direct or indirect, known or unknown, absolute or contingent ("Retained Liabilities"), not expressly assumed by Purchaser pursuant to Section 2.05.
Section 2.07                          Instruments of Transfer; Further Assurances. At the Closing Seller and Purchaser shall each deliver executed counterparts to the other of the Bill of Sale conveying all of the Acquired Assets to Purchaser and providing for Purchaser's assumption of the Assumed Liabilities. At the Closing, and at all times thereafter as may be necessary, Seller (at Seller's expense) shall execute and deliver to Purchaser: (a) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Acquired Assets and to comply with the purposes and intent of this Agreement; and (b) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller and assumption by Purchaser of the Acquired Assets, Assumed Liabilities, and Assigned Contracts to the extent provided in Article 2.
Section 2.08                          Nonassignability. Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to constitute an assignment of, or an agreement to assign, any Acquired Asset or any claim, right, or benefit arising thereunder or resulting therefrom if an assignment or attempted assignment thereof, without the consent of a third party with respect thereto, would constitute a breach or other contravention thereof or adversely affect the rights of Purchaser thereunder in any material respect. Seller shall use commercially reasonable efforts to obtain the consent of the other parties to any the Acquired Assets or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may reasonably request in writing, including the Required Consents. Seller shall be responsible for all fees and expenses paid to third parties to obtain such consents. If any such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Purchaser therein in any material respect, Seller shall cooperate with Purchaser in entering into a mutually agreeable arrangement under which either: (a) Purchaser would in all material respects obtain the benefits and assume the obligations and bear the economic burden thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Purchaser; or (b) Seller would enforce for the benefit of Purchaser, at Seller's expense, any and all of its rights against any third party thereto, and Seller would pay to Purchaser when received all monies received by it under any such Acquired Asset or any material claim, right, or benefit arising thereunder.
Section 2.09                          Waiver of Bulk Sales Compliance. Seller and Purchaser hereby waive compliance with the bulk transfer or bulk sales provisions of the applicable state Uniform Commercial Code provisions or any other similar law, if any.

Section 2.10                          Closing. The closing of the purchase and sale of the Acquired Assets and the Membership Interests (the "Closing") shall occur on December 17, 2015 (the "Closing Date"). Any extension of the Closing Date may be made only with the mutual written consent of Parties. The Closing shall take place by the exchange of documents electronically, by facsimile, or by overnight courier by a recognized national courier service as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Articles 5 and 6, or at such other date, time, and place as the Parties may agree. For all purposes hereof, the term "Effective Time" shall be 12:01 a.m., Mountain Time, on the Closing Date. Subject to Article 10, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.
Section 2.11                          Restrictions on Transfer of Shares. Transfer of the CannaSys Stock to Harris and the Membership Interests to the Purchaser in accordance with this Agreement will be subject to certain restrictions under the Securities Act and Regulation D promulgated by the SEC thereunder and certain applicable state securities laws. The CannaSys Stock and Membership Interests must be held and may not be sold, transferred, or otherwise disposed of for value unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is under no obligation to register the CannaSys Stock under the Securities Act or under Section 12 of the Exchange Act, except as expressly agreed to in writing by Purchaser; and the certificates representing the CannaSys Stock and Membership Interests will bear a legend so restricting the sale of such shares and the Membership Interests.
Section 2.12                          Financial Statements. The Parties contemplate that the Seller, as a subsidiary of Purchaser's consolidated group, will include its financial results in Purchaser's consolidated financial statements covering the periods after joining Purchaser's consolidated group.
Article 3
Representations and Warranties of Seller
Seller hereby represents, covenants, and warrants as follows to Purchaser, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date, to survive the Closing, and to continue in accordance with the terms hereof (except as otherwise expressly set forth in Article 8), as set forth in this Article 3 and as limited, qualified by, or except as otherwise set forth in the written disclosure schedules to this Agreement supplementally provided by Seller to Purchaser (the "Seller Disclosure Schedules").
Section 3.01                          Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution, and delivery thereof by Purchaser and Harris, constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that: (a) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect affecting creditors' rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.02                          Organization and Good Standing. Seller is a limited liability company duly organized and existing in good standing under Colorado Law. Seller has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it. Seller is duly qualified to transact business in the state of Colorado and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify, except for jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter.
Section 3.03                          Title to Property. Seller has good and marketable title to all of the Acquired Assets, free and clear of all liens, pledges, charges, or encumbrances, except as described in the Seller Disclosure Schedules. Upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 6.01, Seller will thereby transfer to Purchaser good and marketable title to the Acquired Assets being conveyed, subject to no encumbrances except as described in the Seller Disclosure Schedules. Seller Disclosure Schedules sets forth a list of all property owned or leased by Seller. Any security interests, liens, encumbrances, mortgages, or charges not set forth in Seller Financial Statements or disclosed in Seller Disclosure Schedule shall be discharged in full on or before the Closing Date and evidenced by UCC releases delivered by Seller on the Closing Date.
Section 3.04                          Intellectual Property. Included in the Seller Disclosure Schedules is a complete and accurate list of all of Seller's Intellectual Property including, the trade secrets, technology, know-how, tradenames, trademarks, service marks, and other proprietary information owned by or used in connection with the business of Seller and the Acquired Assets, including all domain names, source and object codes, copyrights, patents, patent applications, registrations, and applications with respect thereto.. Except as set forth in the Seller Disclosure Schedules, Seller owns the entire right, title, and interest in and to such Intellectual Property, and such Intellectual Property is not subject to the payment of royalties or any other obligation to any other person or entity. Except as set forth in the Seller Disclosure Schedules, none of the employees of Seller owns, directly or indirectly, any right, title, or interest in or to the Intellectual Property. To the best knowledge of Seller, none of the Intellectual Property is subject to any order, decree, judgment, stipulation, settlement, encumbrance, or attachment. There are no pending or threatened proceedings, litigation, or other adverse claims of which Seller is aware affecting or with respect to the Intellectual Property. The Intellectual Property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Seller as now being conducted.
Section 3.05                          Litigation and Proceedings. Except as set forth in the Seller Disclosure Schedules (which reflect the manner in which each item is treated for financial reporting purposes), there are no actions, suits, or proceedings pending or, to the knowledge of Seller, threatened by or against, or affecting Seller or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Seller does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.
Section 3.06                          Material Contract Defaults. Except as set forth in the Seller Disclosure Schedules, Seller is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Seller, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Seller has not taken adequate steps to prevent such a default from occurring.

Section 3.07                          Taxes. All federal, state, local, and foreign Tax returns and Tax reports required to be filed by or on behalf of Seller have been filed with the appropriate governmental agency and all jurisdictions in which such reports are required to be filed and all taxes which have become due pursuant to such tax returns or to any assessment which has become payable have been paid.
Section 3.08                          Consents and Permits. Included in the Seller Disclosure Schedules is a description of each contract, agreement, lease, or other commitment, written or oral, to which Seller is a party or to which any of its properties or assets are subject pursuant to which the consent of the other party is required in order to consummate the transactions herein contemplated (the "Required Consents"), except where the failure to obtain such consent would not have a material adverse effect on the Acquired Assets. Seller shall utilize its best efforts to obtain from all third parties any consents that may be required in order to consummate the transactions contemplated by this Agreement.
Section 3.09                          No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Seller is a party or to which any of its properties or operations are subject.
Section 3.10                          Compliance with Laws and Regulations. Seller has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the incurrence of any material liability for Seller.
Section 3.11                          Information. The information concerning Seller set forth in this Agreement, in the Exhibits hereto, and in the Seller Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.
Section 3.12                          Financial Statements. The current unaudited financial statements for Seller from inception (the "Seller Financial Statements") have been prepared from Seller's books and records by its management and audited by its independent public accountants. Seller will provide Seller Financial Statements to Purchaser on or prior to the execution of this Agreement. Seller Financial Statements: (a) are true, complete, correct, and fairly present Seller's financial condition, assets, liabilities, and results of operations as of the dates thereof and for the periods indicated in conformity with GAAP applied throughout the periods involved, except as explained in the notes to such financial statements; and (b) contain and reflect all necessary adjustments for a fair and accurate presentation of the financial condition as of such dates. There has not been any change between the date of Seller Financial Statements and the date of this Agreement that would have a Material Adverse Effect on Seller. Except as and to the extent reflected or reserved against in such Seller Financial Statements, or otherwise expressly disclosed therein, Seller has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in Seller Financial Statements in accordance with GAAP consistently applied.
Section 3.13                          Liabilities and Obligations.
(a)            Except to the extent set forth in Seller Financial Statements or disclosed in Seller Disclosure Schedule, no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) secured by a pledge or a lien on any of its assets.

(b)            Except as set forth in Seller Financial Statements, no Person with which Seller is affiliated is indebted to Seller, and Seller has no indebtedness or liability to any shareholder or any corporation or entity with which it is affiliated.
(c)            Seller is not in default under any evidence of indebtedness for borrowed money.
Section 3.14                          Accounts Receivable/Payable. Except as set forth in Seller Financial Statements and Seller Disclosure Schedule, Seller has no accounts receivable, unbilled invoices, and other debts. There has been no material adverse change since the date of Seller Financial Statements in any accounts receivable or other debts due Seller or the allowances with respect thereto or accounts payable of Seller from that reflected in Seller Financial Statements.
Section 3.15                          Material Documents. Seller Disclosure Schedule contains a complete list of all material documents to which Seller is a party. All documents listed in Schedule 3.15 are valid and enforceable and copies of such material documents (or, with the consent of Purchaser, forms thereof) as have been requested by Purchaser have been provided to Purchaser. Except as disclosed in Schedule 3.15, neither Seller nor any other party thereto is, or will be merely with the passage of time, in default under any such material document, and there is no requirement for any of material document to be novated or necessitating consent of the other contracting party in order for such material document to be valid, effective, and enforceable by Seller after the Closing Date as it was immediately prior thereto.
Section 3.16                          Certain Contracts and Restrictions. Other than agreements, contracts, or commitments listed elsewhere in Seller Disclosure Schedules, Schedule 3.16 lists, as of the date hereof, each agreement, contract, or commitment (including any amendments thereto) to which Seller is a party or by which Seller is bound involving consideration during the next 12 months in excess of $10,000 or that is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of Seller, taken as a whole. As of the date of this Agreement and except as indicated on Schedule 3.16, Seller has fully complied with all material terms and conditions of all agreements, contracts, and commitments that are listed in Schedule 3.16, and all such agreements, contracts, and commitments are in full force and effect. All such agreements, contracts, and commitments are not subject to any memorandum or other written document or understanding permitting cancellation, and Seller has no knowledge of any defaults thereunder or any cancellations or modifications thereof.
Section 3.17                          Insurance Coverage. Schedule 3.17 contains correct and complete copies of Seller's policies of fire, liability, workers' compensation, and other forms of insurance. Seller has complied with the terms and provisions of these policies, including all riders and amendments thereto. Seller has met required collateral and premium for coverages in force. In the reasonable judgment of Seller, such insurance is adequate, and Seller will keep all current insurance policies in effect through the Closing.
Section 3.18                          Filings. Seller has made all filings and reports required under all Applicable Laws respecting its business and of any predecessor entity, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

Section 3.19                          Certain Activities. Seller has not, directly or indirectly, engaged in or been a party to any of the following activities:
(a)            bribes, kickbacks, gratuities, or any other payments to any Person, including domestic or foreign government officials, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature regarding business (excluding commissions or gratuities paid or given in full compliance with Applicable Law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);
(b)            contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate, or holder of political office;
(c)            holding of or participation in bank accounts, funds, or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment regarding business;
(d)            receipt or disbursement of monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;
(e)            payment of fees to domestic or foreign consultants or commercial agents that exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;
(f)            payment or reimbursement (including gifts) to Seller personnel for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subparagraphs (a) through (e) above;
(g)            participation in any manner in any activity that is illegal under the international boycott provisions of the Export Administration Act or the international boycott provisions of the Code, or the guidelines or regulations thereunder; and
(h)            the making or permitting of unlawful charges, mischarges, or defective or fraudulent pricing under any contract or subcontract with any department, agency, or subdivision of the United States government, any state or municipal government, or any foreign government.
Section 3.20                          Authorizations and Required Consents. Seller has all required Authorizations necessary to conduct its business as currently conducted or proposed to be conducted. Schedule 3.20 lists Seller's Authorizations and includes true, correct, and complete copies thereof. All Authorizations relating to the business of Seller are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened that could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

Section 3.21                          Capitalization. Harris owns 100% of the issued and outstanding capital of Seller. All issued and outstanding Membership Interests have been duly authorized and validly issued are fully paid and nonassessaable and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. The rights, preferences, privileges, and restrictions of the Membership Interests are as stated in Seller's certificate of organization and operating agreement. The Membership Interests are free of any liens or encumbrances. The Membership Interests are not subject to any preemptive rights or rights of first refusal. There are no options, warrants, conversion rights, or other rights to purchase any of the Seller's authorized and unissued capital securities (including any preemptive rights and rights of first refusal or similar rights).

Section 3.22                          Validity of Agreement. Neither the execution nor the delivery of this Agreement by Seller, nor the performance by Seller of any of the covenants or obligations to be performed by Seller hereunder, will result in any violation of any order, decree, or judgment of any court or other governmental body, or Applicable Law to Seller, or in any breach of any terms or provisions of the articles of incorporation or the bylaws Seller, or constitute a default under any indenture, mortgage, deed of trust, or other contract to which Seller is a party or by which Seller is bound.
Section 3.23                          Completeness of Representations and Schedules.
(a)            Seller Disclosure Schedules and Exhibits hereto completely and correctly present in all material respect the information required by this Agreement. This Agreement, any Seller Disclosure Schedules, and Exhibits to be delivered under this Agreement; the representations and warranties of this Article 3; and the documents and written information pertaining to Seller furnished to Purchaser or their respective agents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(b)            Seller shall promptly notify Purchaser of: (i) any material change in its current or future business, assets, liabilities, financial condition, or results of operations; (ii) any complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any governmental entities respecting its business or the transactions contemplated hereby; (iii) the institution or the threat of material litigation involving it or any of its subsidiaries; or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants, or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration, or adversary proceeding or other matter that is material to the business and operations of the subject entity, if in existence on the date hereof, or for which the legal fees and other costs might reasonably be expected to exceed $10,000 over the life of the matter.
(c)            If at any time prior to the Effective Time any event or circumstance relating to Seller or any of its affiliates, or its or their respective officers or directors, is discovered by Seller that should be set forth in a supplement to Seller Disclosure Schedules, Seller shall promptly inform Purchaser thereof in writing.
Section 3.24                          Finder's Fees. No broker or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Article 4
Representations and Warranties of Purchaser
Purchaser hereby represents, covenants, and warrants as follows to Seller and Harris, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date, to survive the Closing, and to continue in accordance with the terms hereof (except as otherwise expressly set forth in Article 8), as set forth in this Article 4 and as limited, qualified by, or except as otherwise set forth in the written disclosure schedules to this Agreement supplementally provided by Purchaser to Seller (the "Purchaser Disclosure Schedules").
Section 4.01                          Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery thereof by Seller and Harris constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that: (a) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect affecting creditors' rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 4.02                          Organization and Good Standing.
(a)            Purchaser is a corporation duly organized and existing in good standing under Nevada Law. Purchaser has full corporate power and authority to carry on its business as now conducted. Purchaser is duly qualified to transact business in the state of Nevada and in all states and jurisdictions in which the business or ownership of its properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).
(b)            Purchaser is a duly incorporated, validly existing, and in good standing under Nevada Law. Purchaser is a wholly owned subsidiary of Purchaser. Purchaser has full corporate power and authority to carry on its business as now conducted. Purchaser is duly qualified to transact business in the state of Nevada and in all states and jurisdictions in which the business or ownership of Purchaser's properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

Section 4.03                          Capitalization. The authorized capital stock Purchaser consists of 5,000,000 shares of preferred stock, par value $0.001 per share, and 75,000,000 shares of common stock, par value $0.001 per share. As of the date of this Agreement, no shares of preferred stock were issued and outstanding, and 21,576,045 shares of common stock were issued and outstanding and constituted the only outstanding shares of the capital stock of Purchaser of any nature whatsoever, voting and nonvoting. The issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable and are subject to no restrictions on transfer other than Securities Act restrictions applicable to restricted securities. There are no treasury shares.
Section 4.04                          Filings; Financial Statements.
(a)            True and complete copies of all Annual Reports on Form 10-K; all Quarterly Reports on Form 10-Q; all proxy, information, or consent solicitation statements relating to meetings of shareholders or consents in lieu thereof (whether annual or special); all Current Reports on Form 8-K; and all other reports, schedules, registration statements, or other documents, and amendments thereto, filed with the SEC by Purchaser since its inception (the "SEC Reports") are available to Seller through the SEC's website at www.sec.gov. Since the filing date of the registration statement on Form S-1 on May 13, 2008, Purchaser and its subsidiaries have filed all forms, reports, statements, and other documents required to be filed with: (i) the SEC, including the SEC Reports; (ii) any applicable state securities authorities; and (iii) any other applicable federal, state, or local regulatory authorities; except when the failure to file any such forms, reports, statements, or other documents would not have a Material Adverse Effect. As of their respective dates, or as of the date of the last amendment thereof if amended after filing, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contains any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Reports as of the time of filing, or as of the date of the last amendment thereof if amended after filing, complied in all material respects with the Exchange Act or the Securities Act, as applicable.
(b)            Purchaser has made all filings and reports required under all Applicable Laws respecting its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.
(c)            The consolidated financial statements of Purchaser included in the SEC Reports fairly present, in conformity in all material respects with GAAP applied on a consistent basis, the consolidated financial position of Purchaser as of the dates thereof and the consolidated results of operations and changes in financial position for the periods then ended.
Section 4.05                          Liabilities and Obligations.
(a)            Except to the extent set forth in Purchaser's financial statements or disclosed in its SEC Reports, Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) secured by a pledge or a lien on any of its assets.
(b)            Except as set forth in the Purchaser's financial statements, no Person with which Purchaser is affiliated is indebted to Purchaser, and Purchaser has no indebtedness or liability to any shareholder or any corporation or entity with which it is affiliated.

(c)            Purchaser is not in default under any evidence of indebtedness for borrowed money.
Section 4.06                          Taxes. Purchaser has filed all Tax Returns or forms that are required to be filed since its inception. No Taxes are due to any federal, state, local, or foreign Tax authority. Purchaser is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Purchaser has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Purchaser is not a party to any Tax allocation or sharing agreement. Purchaser: (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return; (b) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income Tax purposes; and (c) has no liability for the Taxes of any Person (other than Purchaser) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
Section 4.07                          Compliance with Securities Laws, Rules, and Regulations. All securities of Purchaser issued since its inception, consisting solely of common stock, have been issued pursuant to and in compliance with Applicable Laws; specifically, all offers and sales of shares of common stock were registered with the SEC or made pursuant to exemptions from the registration requirements of Section 5 of the Securities Act and available exemptions provided by applicable state securities laws. Further, upon the filing of the Form 8-K being compiled in connection with the Transaction, Purchaser has made all the required filings with any federal or state regulatory agency regarding the offer and sale of all issued and outstanding shares of common stock.
Section 4.08                          Worldwide Web Communications. Neither Purchaser nor, to the best knowledge of Purchaser's officers and directors, any other Person associated with or acting on behalf of Purchaser has, at any time during the preceding year, posted, in his, her, or its name or under any pseudonym, whether or not accompanied by personally identifiable information, any statement, comment, or other communication on any worldwide web or Internet chat room, bulletin board, or other forum, whether or not access is or purports to be restricted, respecting Purchaser and its business, financial condition, prospects, management, opportunities, or securities or effecting transactions therein, except public releases by Purchaser duly authorized by its officers or directors.
Section 4.09                          Public Trading Activity. Neither Purchaser nor, to the best knowledge of Purchaser's officers and directors, any other Person has, at any time during the past year or currently has any agreement, plan, or arrangement at any time in the future to: (a) submit or publish, or cause to be submitted or published, directly or indirectly, any quotation for the common stock of Purchaser; or (b) provide to any securities broker-dealer any incentive or inducement, financial or otherwise, to publish quotations for the common stock of Purchaser at any specific or minimum prices or amounts or to execute any specific transactions in such common stock, other than usual and customary commissions and markups.
Section 4.11                          Validity of Agreement. Neither the execution nor the delivery of this Agreement by Purchaser, nor the performance by Purchaser of any of the covenants or obligations to be performed by Purchaser hereunder, will result in any violation of any order, decree, or judgment of any court or other governmental body, or Applicable Law to Purchaser, or in any breach of any terms or provisions of the articles of incorporation or the bylaws of Purchaser, respectively, or constitute a default under any indenture, mortgage, deed of trust, or other contract to which Purchaser is a party or by which Purchaser is bound

Section 4.12                          Completeness of Representations and Schedules.
(a)            The Purchaser Disclosure Schedules and exhibits hereto completely and correctly present in all material respects the information required by this Agreement. This Agreement, any Purchaser Disclosure Schedules, and exhibits to be delivered under this Agreement; the representations and warranties of this Article 4; and the documents and written information pertaining to Purchaser furnished to Seller or its respective agents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(b)            Purchaser shall promptly notify Seller of: (i) any material change in its current or future business, assets, liabilities, financial condition, or results of operations; (ii) any complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any governmental entities respecting its business or the transactions contemplated hereby; (iii) the institution or the threat of material litigation involving it or any of its subsidiaries; or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants, or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration, or adversary proceeding or other matter that is material to the business and operations of the subject entity, if in existence on the date hereof, or for which the legal fees and other costs might reasonably be expected to exceed $10,000 over the life of the matter.
(c)            If at any time prior to the Effective Time any event or circumstance relating to Purchaser or any of its affiliates, or its or their respective officers or directors, is discovered by Purchaser that should be set forth in a supplement to the Purchaser Disclosure Schedules, Purchaser shall promptly inform Seller thereof in writing.
Section 4.13                          Finder's Fees. No broker or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Article 5
Representations and Warranties of Harris

Harris hereby represents, covenants, and warrants as follows to Purchaser and Seller, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date, to survive the Closing, and to continue in accordance with the terms hereof (except as otherwise expressly set forth in Article 8), as set forth in this Article 5 and as limited, qualified by, or except as otherwise set forth in the written disclosure schedules to this Agreement supplementally provided by Harris to Seller and Purchaser (the "Harris Disclosure Schedules").
5.01            Power, Authorization and Validity. Harris has all requisite legal and, to the extent applicable, corporate power, and authority to enter into and perform his obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by or on behalf of Harris. This Agreement has been duly executed and delivered by Harris and constitutes a valid and binding obligation of Harris, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by or with respect to Harris in connection with the execution and delivery of this Agreement by Harris or the consummation by Harris of the Transactions contemplated hereby.

5.02            Title to Membership Interest. Harris is the sole owner of the Membership Interest, and has or will have, as of the Closing Date, good, valid and marketable title to such Membership Interest free and clear of all restrictions, claims, liens, charges, encumbrances and equities whatsoever. Harris represents that he has or will have, as of the Closing Date, full right, power and authority to sell, transfer and deliver such Membership Interest to Purchaser, and, upon delivery of the certificate or certificates therefor duly endorsed for transfer to Purchaser's payment for and acceptance thereof, will transfer to Purchaser good, valid and marketable title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever. Harris is not party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Membership Interest. There is no action, proceeding, claim or, to Harris's knowledge, investigation against Harris or Harris's assets, properties or, to Harris's knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the membership interests held by Harris.
5.03            No Violation. The execution, delivery and performance of this Agreement, and the consummation of the purchase of the Membership Interest and the other transactions contemplated by this Agreement do not and will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the Membership Interest under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which Harris is a party or to which Harris or any of Harris's assets or properties may be subject or (b) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to Harris or his assets or properties. The consummation of the purchase of the Membership Interest and the other transactions contemplated by this Agreement will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreements of Harris
5.04            Acknowledgment. Harris hereby acknowledges that he has read this Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). Harris acknowledges that he has had an opportunity to consult with and has relied solely upon the advice, if any, of his legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent he has deemed necessary, and has not been advised or directed by Purchaser or its legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.
Article 6

Conditions Precedent to the Obligations of Purchaser
The obligations of Purchaser pursuant to this Agreement are, at the option of Purchaser, subject to the fulfillment to Purchaser's satisfaction on or before the Closing Date of each of the following conditions:
Section 6.01                          Execution of this Agreement. Seller and Harris have duly executed and delivered this Agreement and the Seller has duly executed and delivered the Bill of Sale to Purchaser, and all corporate action required to consummate the transactions contemplated hereby shall have been duly and validly taken by Seller.

Section 6.02                          Delivery of the Membership Interests. A certificate representing the Membership Interests, together with stock powers duly endorsed in blank for transfer of the Membership Interests to Purchaser have been duly executed and delivered to Purchaser.
Section 6.03                          Representations and Warranties Accurate. All representations and warranties of Seller and Harris contained in this Agreement shall have been true in all material respects as of the Closing Date.
Section 6.04                          Performance of Seller and Harris Seller and Harris shall have performed and complied with all agreements, terms, and conditions required by this Agreement to be performed or complied with by them.
Section 6.05                          Obligations to Third Parties. There shall be no loans or obligations outstanding from Seller to any third party, except those incurred in the ordinary course of business or as otherwise disclosed to Purchaser.
Section 6.06                          Outstanding Obligations to Employees. There shall be no outstanding claims, loans, or obligations of Seller owed to any of its employees or officers.
Section 6.07                          Approval of Transaction. The transaction contemplated by this Agreement shall have been duly approved by Seller's board of directors and its shareholders pursuant to Colorado Law.
Section 6.08                          Financial and Other Conditions. Seller shall have no contingent or other liabilities connected with its business, except as disclosed in Seller Financial Statements or that otherwise have been incurred in the ordinary course of business and have otherwise been disclosed to Purchaser. The review of Seller's business, premises, and operations and Seller Financial Statements by Purchaser, at its expense, shall be satisfactory to Purchaser and shall not have revealed any matter that, in the sole judgment of Purchaser, makes the Transaction on the terms herein set forth inadvisable for Purchaser.
Section 6.09                          Legal Prohibition; Regulatory Consents. On the Closing Date, there shall exist no injunction or final judgment, or Applicable Law prohibiting the consummation of the transactions contemplated by this Agreement. Any required governmental or regulatory consents shall have been obtained.
Section 6.10                          All Contracts Continued. All lines of credit, debts, financing arrangements, leases, and other contracts of Seller shall be acceptable to Purchaser and shall continue under their present terms and conditions after the Closing Date and all approvals to effect the transactions contemplated hereby required by the foregoing instruments and arrangements shall have been obtained by the Closing Date. Purchaser shall have received estoppel letters in form and substance reasonably acceptable to it from other parties to any contracts, if and as requested by Purchaser.
Section 6.11                          Seller Disclosure Schedules. Purchaser shall have received Seller Disclosure Schedule, which shall be acceptable, in form and content, to Purchaser.

Article 7
Conditions Precedent to the Obligations of Seller
The obligations of Seller under this Agreement are, at the option of Seller, subject to the fulfillment to Seller's satisfaction on or before the Closing Date of each of the following conditions:
Section 7.01                          Execution and Approval of Agreement. Purchaser shall have duly executed and delivered this Agreement and Agreement, Bill of Sale to Seller, and all corporate action required to consummate the transactions contemplated hereby shall have been duly and validly taken by Purchaser.
Section 7.02                          Representations and Warranties. The representations and warranties made to Seller in this Agreement or in any document, statement, list, or certificate furnished pursuant hereto shall be true and correct as of the Closing Date.
Section 7.03                          Financial and Other Conditions. Purchaser shall have no contingent or other liabilities connected with its business, except as disclosed in the financial statements included in the SEC Reports or that otherwise have been incurred in the ordinary course of business. The review of Purchaser's business, premises, operations, and financial statements by Seller, at its expense, shall be satisfactory to Seller and shall not have revealed any matter that, in the sole judgment of Seller, makes the Transaction on the terms herein set forth inadvisable for Seller.
Section 7.04                          Approval of Transaction. The transactions contemplated by this Agreement shall have been duly approved by Purchaser's board of directors pursuant to Nevada Law.
Section 7.05                          Securities Filings. Purchaser shall have filed all required periodic reports under the Exchange Act and shall have made all other such filings with the SEC and state securities regulators as may be required by Applicable Law.
Section 7.06                          Governmental Proceedings. No action or proceeding before any court or other governmental body shall be instituted that prohibits or invalidate the transactions contemplated by this Agreement, or threatens to prohibit or invalidate the transaction.
Section 7.07                          Purchaser Disclosure Schedule. Seller shall have received the Purchaser Disclosure Schedule, which shall be acceptable, in form and content, to Seller.
Article 8
Survival
The representations and warranties made by the Parties in this Agreement and all of the covenants of the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the 12-month anniversary of the Closing Date. Any claim for indemnification shall be effective only if notice of such claim is given by the Party claiming indemnification or other relief on or before the 12-month anniversary of the Closing Date.

Article 9
Certain Covenants and Additional Agreements of the Parties
Section 9.01                          Approval of Seller and Harris. The consummation of this Agreement and the transactions contemplated herein, including the issuance of CannaSys Stock and the purchase and sale of the Membership Interests, constitutes the offer and sale of securities under the Securities Act and applicable state securities laws. In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, Harris will be required to acknowledge and represent in writing his acceptance of, and concurrence in, among other things, the approval of the transactions contemplated by this Agreement and the acceptance and receipt of the CannaSys Stock pursuant to this Agreement. Before Closing, Harris shall have acknowledged that such transactions will be consummated in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder and preemption from the securities registration or qualification requirements (other than notice filing and fee provisions) of applicable state laws under the National Securities Markets Improvement Act of 1996 or exemption from such state registration requirements.
Section 9.02                          Effectiveness of Representations, Warranties, and Agreements. Prior to the execution of this Agreement, each Party has made available to the other Parties the opportunity to review any disclosures made pursuant to this Agreement and other information available in accordance with the provisions of this Agreement. Each Party has been afforded the opportunity to engage its own attorneys, accountants, and other advisers to assist in the review of such schedules and other information and has made its own decision respecting the extent to which such Party has engaged such attorneys, accountants, and other advisers. The representations, warranties, and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the other Parties, any Person controlling such Party, or any of its officers, directors, managers, partners, representatives, attorneys, accountants, or agents, whether before or after the execution of this Agreement.
Section 9.03                          Access and Information.
(a)            Purchaser shall: (i) afford Seller and its officers, directors, employees, accountants, consultants, legal counsel, agents, and other representatives (collectively, the "Seller Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, agents, properties, offices, and other facilities of Purchaser (including any subsidiary) and to the books and records thereof; and (ii) furnish promptly to Seller and Seller Representatives such information concerning the business, properties, contracts, records, and personnel of Purchaser (including financial, operating, and other data and information) as may be reasonably requested, from time to time, by Seller and Seller Representatives.
(b)            Seller shall: (i) afford to Purchaser and its officers, directors, employees, accountants, consultants, legal counsel, agents, and other representatives (collectively, the "Purchaser Representatives"), reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, accountants, agents, properties, offices, and other facilities of Seller and to the books and records thereof; and (ii) furnish promptly to Purchaser and the Purchaser Representatives such information concerning the business, properties, contracts, records, and personnel of Seller (including financial, operating, and other data and information) as may be reasonably requested, from time to time, by Purchaser and the Purchaser Representatives.

(c)            Notwithstanding the foregoing provisions of this section, no Party shall be required to grant access or furnish information to the other Party to the extent that such access to or the furnishing of such information is prohibited by Applicable Law. No investigation by the Parties made heretofore or hereafter shall affect the representations and warranties of the Parties that are herein contained, and each such representation and warranty shall survive such investigation.
(d)            The information received pursuant to this section shall be deemed to be "Confidential Information." Each Party agrees that it will treat in confidence all documents, materials, and other Confidential Information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents. Such documents, materials, and other Confidential Information shall not be communicated to any third Person (other than to such Party's respective counsel, accountants, financial advisers, or lenders) and shall not be used for any purpose to the detriment of the other Party. No Party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship with the other Party. No Party and no Seller Representative or Purchaser Representative will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other Person in the use, disclosure, or copying of any documents, materials, or other Confidential Information of the other Party.
Section 9.04                          No Representation or Opinions Regarding Certain Legal Matters.
(a)            Except for the representations and warranties set forth in Section 3.05 no representation or warranty is being made or legal opinion given by any Party to any other regarding the treatment of this transaction for federal or state income taxation. Each Party has relied exclusively on its own legal, accounting, and other Tax advisers regarding the treatment of this transaction for federal and state income Taxes and on no representation, warranty, or assurance from any other Party or such other Party's legal, accounting, or other advisers.
(b)            Notwithstanding the covenants respecting reliance on an exemption from registration under the Securities Act and limited preemption under Applicable Laws set forth in this Article 9, each Party acknowledges that it has relied exclusively on its own legal advisers regarding the availability of such exemption and preemption and on no representation, warranty, or assurance from any other Party or such other Party's legal advisers. Inasmuch as the basis for relying on exemptions is factual, depending on the conduct of the Parties and their representatives in connection with the transactions contemplated by this Agreement, the Parties will not receive a legal opinion to the effect that the transactions contemplated by this Agreement and the issuance of CannaSys Stock are exempt or preempted from registration under any federal or state law. Instead, the Parties will rely on the operative facts as documented by them as their basis for such exemptions.

Section 9.05                          Further Assurances. Each Party shall use all reasonable efforts to: (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any governmental entities any consents, waivers, Authorizations, or orders required to be obtained or made by them or any subsidiary in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby; (c) make all necessary filings, and thereafter make any other required submissions, respecting this Agreement required under: (i) the Securities Act and the Exchange Act, and the rules and regulations thereunder, and any other applicable federal or state securities laws; and (ii) any other Applicable Law; and, each Party shall cooperate with the other in connection with the making of all such filings, including providing copies of all such documents to the other Party and its advisers prior to the filings and, if requested, shall accept all reasonable additions, deletions, or changes suggested in connection therewith. Each Party shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.
Section 9.06                          Public Announcements. The Parties agree that no public release, announcement, or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of both Parties (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement, or disclosure may be required by Applicable Laws, in which case the Party required to make the release, announcement or disclosure shall allow the other Party, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; but no notice is required if the disclosure is determined by the Purchaser's legal counsel to be required under federal or state securities laws or exchange regulation applicable to Purchaser.
Section 9.07                          Allocation of Consideration. The allocation of the consideration paid among the Acquired Assets shall be determined in accordance with section 1060 of the Code. For purposes of and consistent with section 1060 of the Code, the fair market value of such assets and the allocation of the consideration among the Acquired Assets (including Assumed Liabilities) shall be determined by mutual agreement of the Parties. If the Parties are unable to agree as to such allocations, such determination and allocation shall be determined by a third party mutually selected by the Parties. All tax returns and reports filed by the Parties respecting the transactions actions contemplated by this Agreement shall be consistent with such allocation. Purchaser, Seller, and Harris shall thereafter file all Tax Returns and information reports (including any Form 8594, Asset Acquisition Statement under Section 1060 of the Code) in a manner consistent with such allocation and shall take no position inconsistent therewith.
Section 9.08                          Sales and Transfer Taxes.
(a)            Seller shall be liable for and shall pay all taxes (whether assessed or unassessed) applicable to the Acquired Assets conveyed hereunder attributable to periods (or portions thereof) ending on or prior to the Closing Date. Purchaser shall be liable for and shall pay all taxes (whether assessed or unassessed) applicable to the Acquired Assets conveyed hereunder attributable to periods (or portions thereof) beginning after the Closing Date.
(b)            Notwithstanding subsection (a) above, any tax (including a sales tax, use tax, real property transfer tax, or documentary stamp tax, but excluding any income tax) directly attributable to the sale or transfer of the Acquired Assets shall be paid by Seller.

(c)            Seller or Purchaser, as the case may be, shall provide reimbursement for any tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this section 8.10. Within a reasonable time prior to the payment of any tax, the Party paying such tax shall give notice to the other Party of the tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.
Section 9.09                          Expenses and Fees. Each Party shall be solely responsible for its own costs and expenses (including legal expenses, accounting expenses, and brokers or finders' fees and expenses), and the costs and expenses of its affiliates, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. No Party shall have any obligation for paying such expenses or costs of any other Party.
Section 9.10                          Additional Agreements and Covenants of the Parties.
(a)            In consideration of Harris retaining 30% of the issued and outstanding shares of Seller's capital, upon development of Seller's board of directors, Harris will receive the option to appoint one member to the board of directors.
(b)            Within thirty (30) days of the Effective Date, Buyer and Harris agree to complete an amended and restated Seller Operating Agreement.
Article 10
Termination
Section 10.01                                        Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
(a)            by the mutual consent of the parties;
(b)            by Purchaser in the event of any material breach by Seller or Harris of any of the agreements, representations, or warranties of Seller contained herein and the failure of Seller to cure such breach within seven days after receipt of notice from Purchaser requesting such breach to be cured; or
(c)            by Seller or Harris in the event of any material breach by Purchaser of any of the agreements, representations, or warranties of Purchaser contained herein and the failure of Purchaser to cure such breach within seven days after receipt of notice from Seller requesting such breach to be cured.
Section 10.02                                        Notice of Termination. Any party desiring to terminate this Agreement pursuant to section 10.01 shall give notice of such termination to the other parties to this Agreement.
Section 10.03                                        Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 10, all further obligations of the Parties under this Agreement (other than sections 9.03 and 9.09) shall be terminated without further liability of any Party to the other Parties. But nothing herein shall relieve any Party from liability for its willful breach of this Agreement.

Article 11
Miscellaneous
Section 11.01                                        Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns. No Party shall assign its rights and obligations under this Agreement without the written consent of the other Parties.
Section 11.02                                        Entire Agreement. This Agreement and its Exhibits and Schedules represent the entire agreement between the Parties relating to the subject matter hereof, and no other course of dealing, understanding, employment, or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby, copies of the forms of which are attached hereto as Exhibits, shall be of any force or effect. Any previous agreement, arrangement, understanding, or course of dealing is expressly merged into this Agreement. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the Parties.
Section 11.03                                        Additional Documents. Each Party shall cooperate in good faith and with diligence and dispatch in preparing any additional or confirmatory documents requested by the other in order to effectuate the terms and conditions of this Agreement.
Section 11.04                                        Notices. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service:
If to Purchaser to:
CannaSys, Inc.
Attn: Michael A. Tew
1720 South Bellaire Street, Suite 325
Denver, CO 80222
Phone: (800) 420-4866
Email: Michael.Tew@cannasys.com
with a copy to (which shall not constitute notice):
Kruse Landa Maycock & Ricks, LLC
Attn: Terrell W. Smith
136 East South Temple, 21st Floor
Salt Lake City, UT 84111
Phone: (801) 531-7090
Fax: (801) 531-7091
Email: TSmith@klmrlaw.com

If to Seller or Harris, to:
LUVBUDS, LLC.
Attn: Brett Harris
1100 Cherokee Street, #302
Denver, CO 80204
Phone: (303) 618-3474
Email: Brett@Consigliere-Inc.com
Each Party may change its address by written notice in accordance with this section.
Section 11.05                                        Nonwaiver; The rights and remedies of the Parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law: (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
Section 11.06                                        Rules of Construction. The normal rules of construction that require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each Party has been represented by counsel in the drafting and negotiation of this Agreement.
Section 11.07                                        Third-Party Beneficiaries. Each Party intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.
Section 11.08                                        Governing Law and Jurisdiction. This Agreement shall be shall be governed by, construed, interpreted, and enforced according to the laws of the state of Colorado, without giving effect to any choice or conflict of law provision or rule (whether the state of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Colorado.
Section 11.09                                        Consent to Jurisdiction and Venue.
(a)            Each Party hereby consents to the jurisdiction of all state and federal courts located in Denver, Colorado, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of injunctive relief in connection with, this Agreement including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this Agreement or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b)            Each Party hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. Notwithstanding the aforementioned waiver of venue objection, each Party mutually agrees to initially attempt to resolve any dispute in Colorado, subject to the governing law provided above, before relocating to an alternate venue if necessary.
Section 11.10                                        Waiver of Jury Trial. Each Party hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this Agreement or any of the transactions contemplated hereby.
Section 11.11                                        Arbitration; Costs and Attorney Fees. Any dispute involving the interpretation, application, or enforcement of this Agreement shall be submitted to binding arbitration before the American Arbitration Association, whose rules applicable to commercial disputes shall apply except as modified by this section. The arbitration hearing shall take place in Denver, Colorado, before one arbitrator, who shall be a retired judge (unless none is reasonably available). The arbitrator shall submit written findings of fact and conclusions of law. The arbitrator shall have authority only to interpret and apply provisions of this Agreement and shall have no authority to add to, subtract from, or modify terms of this Agreement. The judgment of the arbitrator shall be binding and may be entered as a final judgment by any court having jurisdiction over the Parties. In the event that any Party shall initiate arbitration based on this Agreement, or take other permitted legal action for the enforcement or interpretation of any of the provisions of this Agreement, including such suit or action as may be necessary or germane to resolve or address any issues peculiar to federal bankruptcy law, the prevailing party in such action shall, in addition to whatever judgment is rendered or award granted on its behalf, be entitled to its reasonable costs and expenses in connection with such action, including reasonable attorney's fees.
Section 11.12                                        Severability. If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate Applicable Law or otherwise not to conform to requirements of Applicable Law and, therefore, to be invalid, the Parties will cooperate to remedy or avoid the invalidity, but in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.
Section 11.13                                        Time is of the Essence. Time is of the essence of this Agreement.
Section 11.14                                        Counterparts; Execution. This Agreement may be executed in multiple counterparts of like tenor, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument. Counterpart signatures of this Agreement that are manually signed and delivered by facsimile transmission; by a uniquely, marked computer-generated signature; or by other electronic methods, shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner and shall be the same as the delivery of an original.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CANNASYS, INC.

By: /s/ Michael A. Tew
Name: Michael A. Tew
Its: CEO

LUVBUDS, LLC

By: /s/ Brett Harris
Name: Brett Harris
Its: Founder/President

/s/ Brett Harris
BRETT HARRIS
A Natural Person

EXHIBIT A

Acquired Assets

LB SKU	DESCRIPTION
LF-BNDN	Single center leaf bandana
RS-BNDN	Rasta Bandana
ML-BNDN	Multi leaf bandana
2170 LEAF	Leaf Magic Boxer Shorts
#02928	Rasta Bracelet (Various Styles)
#06339	Rasta Coco Bracelets (Various Styles)
WHPH	White Hat pink heart
WHBH	White Hat Black Heart
BHRH	Black Hat Red Heart
BHRLB	Black Hat Red LUVBUDS
RHBLB	Red hat Black LUVBUDS
BLKLF-BR	Black Hat Green Leaf-Black Rim
BLKLF-GR	Black Hat Green Leaf - Green Rim
NWCHM	Necklace with Charm (various)
SOCK-PL	Huf Pot Leaf Socks (Various Colors)
#11242	Gold/Silver Temporary Tattoos
#00603	Tribal Tattoo (Black)
#03406	Harley Sleeve Tattoo (removable)
C2208R-S	Red T / White LUVBUDS -S
C2208R-M	Red T/ White LUVBUDS -M
C2208R-L	Red T / White LUVBUDS- L
C2208R-XL	Red T / White LUVBUDS- XL
C2208R-XXL	Red T / White LUVBUDS- XXL
C2208W-S	White T/ Red LUVBUDS- S
C2208W-M	White T/ Red LUVBUDS- M
C2208W-L	White T/ Red LUVBUDS- L
C2208W-XL	White T/ Red LUVBUDS- XL
C2208W-XXL	White T/ Red LUVBUDS -XXL
C22229-S	Smile High City - S
C22229-M	Smile High City -M
C22229-L	Smile High City -L
C22229-XL	Smile High City -XL
C22229-XXL	Smile High City -XXL
DC0854-S	I*CO T- S

DC0854-M	I*CO T- M
DC0854-L	I*CO T- L
DC0854-XL	I*CO T -XL
DC0854-XXL	I*CO T -XXL
DC0867-S	Pot Leaf Denver T- S
DC0867-M	Pot Leaf Denver T -M
DC0867-L	Pot Leaf Denver T- L
DC0867-XL	Pot Leaf Denver T- XL
DC0867-XXL	Pot Leaf Denver T -XXL
DC0997-S	Herb Patrol (Long Sleeve) T- S
DC0997-M	Herb Patrol (Long Sleeve) T -M
DC0997-L	Herb Patrol (Long Sleeve) T- L
DC0997-XL	Herb Patrol (Long Sleeve) T -XL
DC0997-XXL	Herb Patrol (Long Sleeve) T- XXL
H0152-S	Rcky Mtn High T- S
H0152-M	Rcky Mtn High T -M
H0152-L	Rcky Mtn High T- L
H0152-XL	Rcky Mtn High T- XL
H0152-XXL	Rcky Mtn High T -XXL
H0198-S	Got Bud? T -S
H0198-M	Got Bud? T- M
H0198-L	Got Bud? T- L
H0198-XL	Got Bud? T -XL
H0198-XXL	Got Bud? T- XXL
LR1090-S	Royal Cyclone T- S
LR1090-M	Royal Cyclone T- M
LR1090-L	Royal Cyclone T- L
LR1090-XL	Royal Cyclone T- XL
LR1090-XXL	Royal Cyclone T- XXL
LR1091-S	Bullseye T -S
LR1091-M	Bullseye T -M
LR1091-L	Bullseye T- L
LR1091-XL	Bullseye T- XL
LR1091-XXL	Bullseye T- XXL
6900 LEAF	Leaf Magic Top N' Shorts
L410	Cyclone Cinch Sack Tie Dye
BNG-MC6	6" multi color bong (various sizes, colors and shapes)
BNG-MC8	8" multi color bong (various sizes, colors and shapes)

BNG-MC12	12" multi color bong (various sizes, colors and shapes)
BUTN	Refillable butane containers
CH-BUBB	Cherry Bubblers
MN-BUBB	Assorted Mini Bubblers
MT-PKBD4	Pocket Beast 4" Ball Dabber (Titanium)
MT-PKPD4	Pocket Beast 4" Pic Dabber (Titanium)
MT-PKSD4	Pocket Beast 4" Shovel Dabber (Titanium)
MT-MBD6	Midi 6" Ball Dabber (Titanium)
MT-MPD6	Midi 6" Pic Dabber (Titanium)
MT-MSD6	Midi 6" Shovel Dabber (Titanium)
MT-DCP7	Dabber (Titanium) with 7" Roach Clip
MT-RCDIS	Roach Clip Display Stand
MT-DBDIS	Dabber (Titanium) Display Stand
WDDG3	Wood Dugout for 3" one hitter
52MMG	52mm Grinder - 3 pc Stainless Steel
57MMG	57mm Grinder - 3 pc Stainless Steel
63MMG	63mm Grinder - 3 pc Stainless Steel
BC-G	Bottle Cap 2 pc. Grinders (various colors)
M0222	Large Torch
ST-61319	Large Torch
LT-BRONCO	Bronco Lighters
J9400	torch lighter (18)
J9411-S	torch lighter (12)
J9412	torch lighter (12)
J9399	torch lighter (12)
J9411-D	torch lighter (12)
61312	Mid Sized Torch
PAP-RAST	Rasta Rolling Papers
EXPR-3	Executive Branch Pre Rolled cones (3 per pack)
PIPE1	Small 2-4" Pipe (assorted styles and colors)
1HIT	3" Cigarette Style one Hitter
PIPE-KTTY	Hello Kitty Pipe
PIPE4	4" Assorted glass pipe (various colors/styles)
PIPE-ELE	Elephant Pipe (assorted colors)
ZX251E	3" Metal Pipe with Bowl Cover (various colors)
MT-BST9	Classic 9" Beast Roach Clip
MT-PBST3	Classic 3" Pocket Beast Roach Clip
MT-MBST4	Classic 4" Mid Sized Beast Roach Clip

MT-MG3	Magna 3" w/magnets Roach Clip
MT-NBST7	Classic 7" Neo-Beast Roach Clip
MT-MSK9	Mosh Skull 9" Roach Clip
MT-SMSK11	Smiley Skull 11" Roach Clip
MT-MOP10	Mother of Pearl 10" Roach Clip
MT-BW10	Black Widow 10" Roach Clip (luminous beads)
MT-TT10	Twisted Twine 10" Roach Clip
MT-ETCH10	Etchy 10" Roach Clip
MT-TST10	Toasted 10" Roach Clip
MT-TWST10	Twisted 10" Roach Clip
MT-FRG9	Frog on Log 9" Roach Clip (Red, Green,Purple handles)
MT-FRG11	Frog on Log 11" Roach Clip (dragon wand)
SCLG	Large Scale
SCSM	Small Scale
H8601-LB	Heart Handled Mug, LUVBUDS and Heart
50620-06	Pot Shape Ash Tray
#17053	Pot syle Ash Tray (varous styles)
DF/200/CO-MJ	Colorado Flag with Pot Leaf 3' x 5'
DF211/MJ	US Flag with Leaves as Stars 3' x 5'
DF597	Blunt Flag 3' x 5'
DF598	Come and Toke it 3' x 5'
LBPIG	LUVBUD PIG "pennies for my puff"
5139-MK8	Medik8 16 oz. Pint Glass
5139-ICO	I*CO 16 oz. Pint Glass
5139-RHGL	Red Heart Grn Leaf 16 oz. Pint Glass
5139-COHRT	Co Heart 16 oz. Pint Glass
5120-RH	Red Heart 1.5 oz. Shot Glass
5120-BH	Black Heart 1.5 oz. Shot Glass
5120E-SC	Black 1.5 oz. Shot Glass - Smoking Colorado
1650-MK8	Medik8 2 oz. Cordial Shooter
1650-RLB	Red Luvbud 2 oz. Cordial Shooter
1650-BLB	Black Luvbud 2 oz. Cordial Shooter
50387-05	Smoking Colorado black 1.5 oz. Shot Glass
MTL-PL	Metal Pot Leaf sign 2' x 2'
MTL-WD	Metal WEED sign 28" x 12"
MTL-KC	Metal Keep Calm sign 25" x 17"
2043-MK8	Medik8 8 oz. Stash Jar with Lid
2043-OBLB	Orange/Blue Luvbuds 8 oz. Stash Jar with Lid

2043-MLB	My Luvbud 8 oz. Stash Jar with Lid
2043-ICO	i*CO 8 oz. Stash Jar with Lid
SJ-OTHER	Various Stash Jars
GB20-BLB	Black Luvbud Water Bottle
GB20-WLB	White Luvbud Water Bottle
50089-01	Colorado License plate Mint Tin
50089-05	Colorado Tye Die Mint Tin
TGTFLOOR	Sticker/Magnet floor display (large)
TGTCOUNTER	Sticker only counter top display (MEDIUM) 4 side
TGTCOUNTER	Sticker only counter top display (MEDIUM) 2 side
CLEYES-6	Clear Eyes (6 Ml)
N100CO_SSPLF	Skeleton head flexi magnet
N100CO_PLF	Pot leaf/CO flag flexi magnet
N211CO_LEAF	"Welcome to Colorado" Flexi Magnet
N256CO_PLF	Blue and White CO Flag Flexi Magnet
INCS1	Incense Single wrapped
INCSPCK	incense pack (10 per pack)
50272-08	Medicated "Colorado" lip balm
M01_420	"420" Black on White Oval Magnet
M01_THC	"THC" Black on white oval magnet
M02CO_LI	Colorado Legalized it magnet
M165CO_PLF	I (leaf) CO magnet
M193_SSPLF	Skeleton head magnet
M211CO_LEAF	Welcome to Colorado (leaf) green magnet
M224CO_LEAF	Colorado Enter a Higher State rasta magnet
M250_420	Tie Dye 420 oval magnet
M256CO_PLF	CO flag blue/white magnet
M256CO_RASTA	CO flag green/yellow magnet
M258_SINAC	Smoking is not a crime magnet
M258_SMOKE	Keep Calm and Smoke on Colorado magnet
M258_STAY	Keep Calm and Stay High Colorado magnet
420-OD	420 Odor Spray
W02CO_LI	Colorado Legalized it sticker
X01_420	420 black on white oval sticker
X01-THC	THC black on white oval sticker
X02Z_420/419	420/419 black on white oval stickers (2)
X03CCO_NKD_SMOKE	Smoke Naked sticker
X13_GTHC	Got thc? Sticker

X13_LNTUS	Leave no turn unstoned sticker
X13_WFSP	Work Free Smoke Place sticker
X13COMJ_LOVE	I heart Mary Jane sticker
X165CO_PLF	I (leaf) CO sticker
X188_GG	got grass? Sticker
X188_HHAY	High…How are you? Sticker
X188_HMH	Mountain High sticker
X188_KOTG	Keep on the Grass sticker
X188CO_LEAF	I (leaf) Colorado sticker
X188CO_ML	C(leaf)OLORADO sticker
X188CO_RSTFLG	C (leaf) Colorado sticker
X193_CAN	Cannabis (coke logo) sticker
X193_SSPLF	Skeleton head sticker
X193CO-ROOSTA	Colorado Roostafarian sticker
X211_GG	Go Green sticker
X211CO_LEAF	Welcome to Colorado (leaf) green sticker
X224CO_LEAF	Colorado Enter a Higher State rasta sticker
X250C0_420	Tie Dye 420 sticker
X256CO_PLF	Colorado flag pot leaf in blue/white sticker
X256CO_RASTA	Colorado flag pot leaf in green/yellow sticker
X258_SINAC	Smoking is not a crime sticker
X258CO_SMOKE	Keep Calm and Smoke on Colorado sticker
X258CO_STAY	Keep Calm and Stay High Colorado sticker
X259_420	Highway 420 sticker
X44_STONED	iStoned sticker
X79CO_RMH	Colorado Rocky Mountain High sticker
Y02CO_PLF	Colorado Flag Pot Leaf Sticker
YO2_PLF	Green Pot Leaf Sticker
Butcher Block Table
Label Makers
Photo Studio
Desk
Cash Box
Lacquer Signs
Show Sign
KIOSKS
GLASS SHELVES
HOOKS

HAT HOLDERS
BOWLS
WEBSITE
ORIGINAL CONTRACT DOCUMENTS, ETC.
VARIOUS SUPPLIES (MARKERS/INK/ETC)
Reader
Dolly and Hand Truck

EXHIBIT B

Form of Bill of Sale and Assignment and Assumption Agreement

[provided separately]

B-1

EXHIBIT C

Assumed Liabilities

None.
C-1